Exhibit 99.1

News Release

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey
330-796-8801
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

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Goodyear Names Darren R. Wells Chief Financial Officer

AKRON, Ohio, Sept. 20, 2018 – The Goodyear Tire & Rubber Company today announced that Darren R. Wells has been named Executive Vice President and Chief Financial Officer, effective Sept. 20, 2018.

Wells, 52, returns to the company he joined in 2002 as vice president and treasurer. He progressed through a series of finance leadership roles and served as executive vice president and chief financial officer for five years from 2008-2013. Among his many contributions, Wells was the architect of the company’s capital allocation plan, the freezing and funding of its U.S. pension plans as well as the groundbreaking VEBA agreement with the United Steelworkers union for post-retirement healthcare obligations.

Wells later served as president of Goodyear’s Europe, Middle East and Africa (EMEA) business for two years before leaving the company in early 2016. He is currently Executive in Residence and MBA Coach at the University of South Florida’s Muma College of Business.

“We are pleased to welcome Darren back to Goodyear,” said Richard J. Kramer, Goodyear’s chairman, chief executive officer and president. “For more than a decade, he was a key leader on our strategic journey and a valued business partner to me and our senior leadership team. With his deep knowledge of Goodyear, the tire industry and our key markets, Darren will be able to contribute immediately to advancing our priorities along with developing our finance leadership, talent and teams.”

Wells succeeds Laura Thompson, who in June announced her intention to retire in the first quarter of 2019 following a 35-year career with the company.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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